UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

Qlik Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34803	20-1643718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor Chester Road Suite E220 Radnor, Pennsylvania		19087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (888) 828-9768

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2012, Qlik Technologies Inc. (the “Company”) received notice from the staff of The Nasdaq Stock Market (“NASDAQ”) indicating that due to John Burris’ death on October 19, 2012, NASDAQ had determined that the Company no longer complied with NASDAQ’s audit committee requirement of maintaining committee membership by at least three independent directors, as set forth in Marketplace Rule 4350 (the “Rule”), by having only two members on the Audit Committee of the Company’s Board of Directors. NASDAQ granted the Company the following cure period to regain compliance with the audit committee membership requirements: (i) until the earlier of the Company’s next annual meeting of stockholders or October 19, 2013, or (ii) if the Company’s next annual meeting of stockholders is held before April 17, 2013, until April 17, 2013.

In connection with the election of Steffan C. Tomlinson to the Company’s Board of Directors and his appointment to the Audit Committee of the Company’s Board of Directors, as described below in Item 5.02, the Company returned to compliance with the Rule.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 29, 2013, the Company announced that, based upon the recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, the Board of Directors has elected Steffan C. Tomlinson, age 41, as a director, with his initial term expiring at the Company’s 2015 annual meeting of stockholders, effective as of January 28, 2013. Mr. Tomlinson has also been appointed to the Audit Committee of the Company’s Board of Directors. The Board of Directors has determined that Mr. Tomlinson is an independent director in accordance with applicable rules of the Securities and Exchange Commission and NASDAQ and that Mr. Tomlinson satisfies the independence requirements for Audit Committee members as set forth in the applicable listing standards of NASDAQ.

Mr. Tomlinson has served as the chief financial officer of Palo Alto Networks since February 2012. From September 2011 to January 2012, Mr. Tomlinson was chief financial officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a partner and chief administrative officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was chief financial officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including chief financial officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Pursuant to the Company’s non-employee director compensation program, Mr. Tomlinson will be granted a restricted stock unit award having a fair market value of $175,000 as of the date of award. In addition, he will be eligible to receive, upon the conclusion of each annual meeting of stockholders, other than the Company’s 2013 annual meeting of stockholders, an equity award with a fair market value of $175,000. The initial restricted stock unit award and the annual equity grant will vest in full on the earliest of (i) the one year anniversary of the respective grant date, (ii) the death of Mr. Tomlinson or (iii) a change of control of the Company. Mr. Tomlinson will also receive a $40,000 annual fee for his service as a director. The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2012 annual meeting of stockholders filed with the Securities and Exchange Commission on April 2, 2012.

Mr. Tomlinson and the Company will enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement will be in the form entered into with the Company’s other directors and executive officers. This form is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Qlik Technologies Inc. dated January 29, 2013.

99.2	Form of Indemnification Agreement between Qlik Technologies Inc. and Steffan Tomlinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLIK TECHNOLOGIES INC.

By:	/s/ William G. Sorenson
Name: William G. Sorenson
Title: Chief Financial Officer and Treasurer

Dated: January 30, 2013